EXHIBIT 99.1

Gladstone Land Reports Results for the First Quarter Ended March 31, 2015

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., May 15, 2015 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (Nasdaq:LAND) (the "Company") today reported financial results for the first quarter ended March 31, 2015. A description of funds from operations ("FFO") and Adjusted FFO ("AFFO"), both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted.  Please read the Company's Quarterly Report on Form 10-Q (the "Form 10-Q"), filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.SEC.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:

	For the Quarters Ended
	March 31, 2015	December 31, 2014	Change ($ / #)	Change (%)
Operating Data:
Total operating revenues	$ 2,625,724	$ 2,345,676	$ 280,048	11.9%
Total operating expenses	(1,671,211)	(1,799,946)	128,735	-7.2%
Other expenses	(929,939)	(484,661)	(445,278)	91.9%
Net income before income taxes	24,574	61,069	(36,495)	-59.8%
Income tax provision	--	(6,399)	6,399	N/A
Net income available to common stockholders	$ 24,574	$ 54,670	$ (30,096)	-55.1%
Plus: Real estate and intangible depreciation and amortization	791,632	669,875	121,757	18.2%
FFO available to common stockholders	$ 816,206	$ 724,545	$ 91,661	12.7%
Net adjustment for straight-lining of rents	143,968	489,715	(345,747)	-70.6%
Plus: Acquisition-related expenses	170,680	185,466	(14,786)	-8.0%
Plus: Acquisition-related accounting fees	35,000	64,250	(29,250)	-45.5%
Plus: Income tax provision	--	6,399	(6,399)	N/A
Plus: Amortization of deferred financing costs	21,026	17,637	3,389	19.2%
Minus: Other one-time receipts, net(1)	(310,940)	(191,593)	(119,347)	62.3%
AFFO available to common stockholders	$ 875,940	$ 1,296,419	$ (420,479)	-32.4%

(1) For the quarter ended March 31, 2015, consists of the removal of (i) the $320,905 credit we received from our Adviser for the finder's fee it earned in connection with one of our farm acquisitions during the quarter ended March 31, 2015, and (ii) $9,965 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the quarter ended March 31, 2015. For the quarter ended December 31, 2014, consists of $24,913 of repairs incurred as a result of the fire on West Gonzales that were expensed during the quarter ended December 31, 2014, netted against the property and casualty recovery, net, of $216,506 recorded during the quarter ended December 31, 2014.

Share and Per-Share Data:
Weighted average common shares outstanding – basic and diluted	7,753,717	7,735,354	18,363	0.2%
Net income per weighted average common share – basic and diluted	$ 0.003	$ 0.007	$ (0.004)	-55.2%
FFO per weighted average common share – basic and diluted	$ 0.105	$ 0.094	$ 0.012	12.4%
AFFO per weighted average common share – basic and diluted	$ 0.113	$ 0.168	$ (0.055)	-32.6%
Cash dividends declared per common share	$ 0.105	$ 0.090	$ 0.015	16.7%

Balance Sheet Data:
Real estate and lease intangibles, net	$ 166,668,793	$ 145,257,763	$ 21,411,030	14.7%
Total assets	$ 172,103,621	$ 151,702,624	$ 20,400,997	13.4%
Total indebtedness	$ 106,666,803	$ 86,417,361	$ 20,249,442	23.4%
Total stockholders' equity	$ 59,174,762	$ 59,969,328	$ (794,566)	-1.3%
Total common shares outstanding	7,753,717	7,753,717	0	0.0%

Portfolio Data:
Farms owned	34	32	2	6.3%
Acres owned	8,789	8,039	750	9.3%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$ 214,821,380	$ 192,952,933	$ 21,868,447	11.3%
Net asset value per share	$ 13.91	$ 13.94	$ (0.03)	-0.2%

N/A = Not Applicable

Highlights for the Quarter:

  Property Acquisitions: Acquired 2 new farms, consisting of 750 total acres, for an aggregate purchase price of $20.8 million at a weighted-average cap rate of 5.8%;
  Leasing Activities: Executed new leases on two of our properties that resulted in an average increase in minimum annualized straight-line rental income of 21.4%;
  Financing Activities: Obtained $12.6 million, in aggregate, of new, long-term borrowings at an expected weighted-average effective interest rate of 3.16%, which rate is fixed for terms ranging from three to five years; and
  Increased Distributions: Increased our distribution run rate by 16.7%, declaring and paying monthly cash distributions of $0.035 per share on our common stock.

Q1 2015 Results:  FFO and AFFO were approximately $816,000, or $0.11 per share, and $876,000, or $0.11 per share, respectively. On a per-share basis, FFO increased by 12.4% and AFFO decreased by 32.6%, respectively, when compared to the previous quarter. FFO increased primarily due to a credit we received from our Adviser, partially offset by the property and casualty recovery recorded during the previous quarter, as no reimbursement proceeds were received during the quarter ended March 31, 2015. The credit we received from our Adviser related to a finder's fee our Adviser earned in connection with one of our farm acquisitions during the quarter ended March 31, 2015, which was applied as a credit to the fees owed to our Adviser. The decrease in our AFFO was due to several factors, including (i) an increase of approximately $218,000 in interest expense, due to increased borrowings, (ii) a decrease of approximately $62,000 in the amount of cash rents received during the quarter, due to the timing of when certain rental payments are scheduled to be paid per the respective leases, and (iii) an increase in certain operating expenses. For the quarter ended March 31, 2015, our core operating expenses, which we define as our total operating expenses, less depreciation and amortization, acquisition-related expenses, any fee credits and certain other one-time expenses, increased by approximately $129,000 from the previous quarter. However, $73,000 of this increase represented either one-time expenses, in the form of prior-year supplemental tax assessments, or annual-only expenses, particularly related to costs incurred for our recent annual shareholders meeting. The decrease in our net asset value per share was primarily due to capital improvements we have made on certain properties that have not yet been included as a corresponding increase to the respective properties' fair values.

A reconciliation of FFO and AFFO to net income for the quarters ended March 31, 2015, and December 31, 2014, to which the Company believes is the most directly-comparable GAAP measure for FFO and AFFO, and a computation of basic and diluted FFO and AFFO and basic and diluted net income per weighted-average share of common stock is set forth in the Summary Information table above.

Subsequent to Quarter-End:

  Leasing Activity: Renewed three leases with existing tenants, which were scheduled to expire in 2015, resulting in an average increase in minimum annualized straight-line rental income of 9.3% compared to that of the previous leases;
  Increased Distributions: Increased our distribution run rate by 14.3%, declaring monthly cash distributions of $0.04 per share on the common stock, for each of April, May and June 2015, resulting in a current annualized run rate of $0.48 per share; and
  Follow-on Offering: Completed a follow-on offering, issuing 1,250,000 additional shares for gross proceeds of $14.3 million.

Comments from the Company's Chief Executive Officer, David Gladstone:  "As we enter the second quarter of 2015, we have a strong list of potential acquisitions in various stages of our due diligence process, and with the recent offering we just completed, we have plenty of liquidity with which to close several of these deals. We expect to be very active over the next few months. We continue to build our portfolio of farmland and produce strong results, with our FFO and AFFO both covering the distribution, and we expect this to continue going forward, as well. We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect farmland values to increase faster than inflation. As is evidenced by our strong lease renewals, we continue to see high demand and increasing values for prime farmland, such as the types we own. As of March 31, 2015, we estimate our net asset value per common share to be $13.91, and while we may see a slight dip in this figure in the short-term due to the offering we just completed, we expect to see it recover and surpass this mark rather quickly due to portfolio appreciation and our ability to put quality farmland on the books."

Conference Call for Stockholders:  The Company will hold a conference call on Monday, May 18, 2015, at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 363-1762 to enter the conference. An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through June 18, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 16089548.  The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company's website through July 18, 2015.

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis.  As of March 31, 2015, the net asset value of the Company was $13.91 per share.  The Company currently owns 34 farms, comprised of 8,789 acres in 5 different states across the U.S., valued at approximately $215 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers.  The Company has paid 27 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution is $0.04 per month, or $0.48 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the western part of the United States should contact Bill Reiman at (805) 263-4778 or Bill.Reiman@GladstoneCompanies.com. Those with farmland for sale in the eastern part of the United States should contact Bill Frisbie at (703) 287-5839 or Bill.Frisbie@GladstoneCompanies.com. Those with farmland for sale in the midwestern part of the United States should contact Bill Hughes at (571) 386-7469 or Bill.Hughes@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

AFFO:  AFFO is FFO,adjusted for items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance.  These items include non-cash items, such as the straight-lining of rents and amortizations into rental income, as well as certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries. Although the Company's calculation of AFFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. For a full explanation of the adjustments made to arrive at AFFO, please read the Company's Form 10-Q, filed today with the SEC.

The Company's presentation of FFO, as defined by NAREIT, or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 24, 2015. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893